Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Noble Energy, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases.

/s/ KPMG LLP

Houston, Texas
May 8, 2020